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                                                                   Exhibit 10.43

                            [LETTERHEAD OF JAGMEDIA]
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July 21, 2004


Cornell Capital Partners, LP
101 Hudson Street, Suite 3606
Jersey City, NJ 07302

Re: Equity Line Purchase Agreement by and between JAG Media Holdings, Inc.
    and Cornell Capital Partners, LP dated as of April 9, 2002, as amended (the "Equity Line Agreement")

Gentlemen:

This will confirm our understanding that the Equity Line Agreement is hereby amended as follows:

1. The definition of "Principal Market" as set forth in "Article I - Certain Definitions" is amended to read as follows:

"`Principal Market' means whichever of the Pink Sheets, OTC Bulletin Board, NASDAQ SmallCap Market, NASDAQ National Market, American Stock Exchange or New York Stock Exchange that is then the principal trading exchange, market or quotation system for the Common Stock"

2. The first sentence of Section 2.2 (a) is amended to read as follows:

"Subject to the satisfaction of the conditions set forth in Section 6.1 of this Agreement, the closing of the purchase by the Investor of the Put Shares hereunder (a "Closing") shall occur on the 2nd Business Day following the end of a Valuation Period for such Put (a "Closing Date")."

3. Subsection (y) of Section 2.2 (a) is amended to read as follows:

"(y) deliver (or cause to be delivered) the Put Shares to be issued and sold to the Investor at such Closing, which delivery shall be made by 1:00 pm EST on the Closing Date by (i) the issuance and delivery of a stock certificate in the name of Investor representing the Put Shares to be issued and sold to the Investor at such Closing or (ii) delivery to Investor's account, through the Depository Trust Company DWAC system, per written instructions delivered by the Investor to the Company at least three (3) Business Days preceding the Closing, the Put Shares to be issued and sold to the Investor at such Closing."

4. Section 5.1 is hereby amended to read in its entirety as follows:

"Section 5.1 Listing of Common Stock. The Common Stock is traded through the Pink Sheets or on the OTC Bulletin Board. The Company does not currently intend to list the Common Stock on another Principal Market. The Company agrees that if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the issued and issuable Securities."

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All defined terms used in this letter which are not otherwise defined shall have the meaning ascribed to them in the Equity Line Agreement. Except for the foregoing changes, the Equity Line Agreement remains unchanged and in full force and effect.


If the forgoing accurately reflects our agreement please sign below where indicated and return to us a fully executed copy of this letter agreement.

Very truly yours,
JAG MEDIA HOLDINGS, INC.



By: /s/ Stephen J. Schoepfer
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    Stephen J. Schoepfer
    President & Chief Operating Officer


AGREED AND ACCEPTED
CORNELL CAPITAL PARTNERS, LP
By: Yorkville Advisors
Its: General Partner



By: /s/ Mark  Angelo
    ----------------------------
    Name: Mark Angelo
    Title: President & Portfolio Manager